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                                                                    EXHIBIT 23.2

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

  We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-48978) pertaining to the 2000 Employee Stock Purchase Plan, 2000 Stock Plan, Amended and Restated 1998 Stock Option Plan, 1998 Director's Stock Option Plan and the Registration Statement (Form S-8 No. 333-35926) pertaining to the 1997 Adaptive Telecom, Inc. Stock Plan of our report dated February 11, 2000 with respect to the consolidated financial statements of Metawave Communications Corporation as of December 31, 1999 and for the years ended December 31, 1999 and 1998 included in the Annual Report (Form 10-K) for the year ended December 31, 2000.


                                       /s/ Ernst & Young LLP


Seattle, Washington
March 30, 2001